Exhibit 4.15

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (this “Agreement”) is entered into as of the 20th day of July, 2024, by and between:

1.	Foshan Yunmi Electric Appliances Technology Co., Ltd. (Hereinafter referred to as “Existing Shareholders”)

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: CHEN Xiaoping

2.	Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Hereinafter referred to as “sole ownership company”)

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: DUAN Erqiang

3.	Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Hereinafter referred to as the “Company”)

Registered Address: Room 1502, No. 1226 Xingang East Road, Haizhu District, Guangzhou City (office only)

Legal Representative: CHEN Xiaoping

(For the purposes of this Agreement, each of the foregoing parties shall be referred to individually as a “Party” and collectively as the “Parties”.)

Whereas：

(1)	The pledgor is a shareholder of record of the Company and legally holds all of the Company’s equity (hereinafter referred to as the “Company’s equity”).
(2)

Pursuant to the provisions of an Exclusive Right to Purchase Agreement (the “Right to Purchase Agreement”) entered into by and between the parties hereto on July 20, 2024, the Pledgor or the Company shall transfer all or part of its equity interest in the Company or all or part of the Company’s assets to the Pledgor and/or any other entity or individual designated by the Pledgor at the Pledgor’s request under the conditions permitted by the laws of the PRC.

(3)

Pursuant to the provisions of a Stockholder Voting Proxy Agreement, dated as of July 20, 2024 (the “Voting Proxy Agreement”), entered into by the parties hereto, the Pledgor has irrevocably and fully delegated to the Pledgor the power to exercise on behalf of the Pledgor all of the Pledgor’s stockholder voting rights in the Company.

(4)

Pursuant to the terms of an Exclusive Consulting and Services Agreement, dated as of July 20, 2024, between the Company and the Pledgor (the “Consulting Services Agreement”), the Company has exclusively retained the Pledgor to provide consulting services in connection therewith and has agreed to pay the Pledgor a corresponding service fee for such consulting services.

(5)

As security for the performance of the Grantor’s Contractual Obligations (as hereinafter defined) and the satisfaction of the Secured Obligations (as hereinafter defined), the Grantor is willing to pledge all of its equity interests in the Company to the Pledgor and to give the Pledgor the right to a first-paid pledge, and the Company has agreed to such equity pledge arrangement.

Accordingly, the parties have agreed by consensus as follows:

Article I. Definitions

1.1	Unless the context requires otherwise, the following terms will be construed in this Agreement as follows:
“Contractual
obligations”：

Indicate all contractual obligations of the Pledgor under the Purchase Right Agreement and the Voting Proxy Agreement; all contractual obligations of the Company under the Purchase Right Agreement, the Voting Proxy Agreement and the Consulting Services Agreement; and all contractual obligations of the Pledgor and the Company under this Agreement.

“Collateralized
debt obligations”：

means all direct, indirect, and consequential losses and loss of predictable benefits suffered by the Pledgor as a result of any Event of Default (as defined below) by the Pledgor and/or the Company, the amount of which is based on, including, but not limited to, the Pledgor’s reasonable business plans and profitability projections; and all costs incurred by the Pledgor in enforcing the performance of the Pledgor and/or the Company in respect of its contractual obligations.

“Transaction
Agreements”：	Refers to purchase option agreements, voting proxy agreements, and consulting service agreements.

“Event of
default”：

Indicate any breach by the Pledgor of any of its contractual obligations under the Purchase Right Agreement, the Voting Proxy Agreement and/or this Agreement and any breach by the Company of any of its contractual obligations under the Purchase Right Agreement, the Voting Proxy Agreement, the Consulting Services Agreement and/or this Agreement.

“Pledge one’s
equity”：

means all of the Company’s Equity Interests legally owned by the Pledgor at the time of the Effective Date of this Agreement and to be pledged to the Pledgor as security for the performance of the contractual obligations of the Pledgor and the Company in accordance with the provisions of this Agreement, as well as the Increased Capital Contributions and Dividends referred to in Sections 2.6 and 2.7 of this Agreement.

“PRC law”：

means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China in force at the time.

1.2

References in this Agreement to any Chinese laws shall be deemed to (1) include references to amendments, changes, additions and reenactments of such Chinese laws, regardless of whether they take effect before or after the conclusion of this Agreement; and (2) also includes reference to other decisions, notifications and regulations made in accordance with or in force as a result of its provisions.

1.3

Unless otherwise indicated in the context of this Agreement, references in this Agreement to clauses, subclauses, subparagraphs, and paragraphs are references to the corresponding contents of this Agreement.

Article II. Pledge of Equity

2.1

The Pledgor hereby agrees to pledge the Pledged Equity Interests which it legally owns and has the right to dispose of to the Pledgor as security for the repayment of the Secured Obligations in accordance with this Agreement. The Company hereby consents to the pledge of the Pledged Equity Interests by the Pledgor to the Pledgor in accordance with this Agreement. Among them, as at the date of this Agreement: the Pledgor has pledged to the Pledgor the equity interests held by the Pledgor representing 100% of the registered capital of the Company (equivalent to a capital contribution of RMB467,316,000).

2.2

Unless otherwise agreed by the parties hereto, the Pledgor undertakes that it will be responsible for the registration of the Equity Pledge Arrangement under this Agreement (the “Equity Pledge”) with the Company’s business registration authority at an appropriate time after the execution of this Agreement. The Company undertakes that it will use its best endeavors to cooperate with the Pledgor in completing the business registration matters referred to in this Article. The pledge of equity hereunder shall be established upon the registration of the pledge by the Company’s business registration office.

2.3

During the validity of this Agreement, the Pledgor shall not be liable for any diminution in value of the Pledged Equity Interests and the Pledgee shall not be entitled to any form of recourse or claim against the Pledgor, unless such diminution is due to the Pledgor’s willfulness or gross negligence directly causally related to the result.

2.4

Subject to the provisions of Article 2.3 above, if there is any possibility of significant decrease in the value of the pledged shares, which is sufficient to jeopardize the rights of the pledgor, the pledgor may at any time act on behalf of the pledgee to auction or sell the pledged shares, and agree with the pledgor that the proceeds from the auction or sale shall be used to settle the secured debts in advance or be withdrawn and deposited with the notary public of the place where the pledgee is located (and any expenses incurred in this regard shall be borne by the pledgor in full). In addition, at the request of the pledgee, the pledgee should provide other property as security for the secured obligation.

2.5	Upon the occurrence of any Event of Default, the Pledgor shall have the right to dispose of the Pledged Equity Interests in the manner set forth in Article IV of this Agreement.
2.6

With the prior consent of the pledgee, the pledgor may increase the capital of the company. The amount of contribution to the registered capital of the company by the grantor as a result of the capital increase of the company also belongs to the pledged equity.

2.7	With the prior consent of the pledgee, the pledgor may receive dividends or distributions in respect of the pledged equity.
2.8	The Pledgor shall have the right to dispose of any of the Pledged Equity Interests of the Pledgor upon the occurrence of an Event of Default in accordance with the provisions of this Agreement.

Article III. Release of Pledge

3.1

After the Pledgor and the Company have fully and completely fulfilled all contractual obligations and settled all secured debts, the Pledgee shall, at the request of the Pledgor, release the Equity Pledge hereunder and cooperate with the Pledgor in the registration of the cancellation of the Equity Pledge, and the Pledgee shall bear the reasonable expenses incurred due to the release of the Equity Pledge.

Article IV. Disposition of Pledged Equity Interests

4.1

The parties hereby agree that in the event of any Event of Default, then the Pledgor shall be entitled to exercise all of its rights and powers for remedies for default under the laws of the PRC, the Transaction Agreements and the terms of this Agreement, including (without limitation) auctioning or selling the Pledged Equity Interests for preferential payment, after giving the Pledgor a written notice thereof. The Pledgee shall not be liable for any loss resulting from its reasonable exercise of such rights and powers.

4.2

The Pledgor shall be entitled to designate in writing its attorney or other agent to exercise any and all of its rights and powers as aforesaid, which shall not be contested by either the Pledgor or the Company.

4.3

In respect of reasonable expenses incurred by the Pledgor in the exercise of any or all of the above rights and powers, the Pledgor shall be entitled to deduct such expenses on a true-up basis from the monies received by the Pledgor in respect of the exercise of its rights and powers.

4.4	Amounts received by the pledgee from the exercise of its rights and powers shall be dealt with in the following order:

First, the payment of all expenses incurred in connection with the disposition of the pledged equity and the exercise by the pledgee of its rights and powers (including the payment of honoraria to its attorneys and agents);

Second, the payment of taxes due on the disposal of the pledged equity; and

Third, repayment of the secured obligation to the pledgee;

If there is any balance after the deduction of the above amount, the pledgor shall return the balance to the pledgor or other persons who are entitled to such amount according to the relevant laws and regulations, or deposit it with the notary public at the location of the pledgor (and any expenses arising therefrom shall be borne entirely by the pledgor).

4.5

The Pledgor shall have the right to elect to exercise any default remedies to which it is entitled concurrently or sequentially, and the Pledgor shall not be required to exercise any other default remedies prior to exercising its right to auction or realize the Pledged Equity Interests under this Agreement.

Article V. Fees and expenses

5.1

All actual expenses incurred in connection with the creation of the Equity Pledge hereunder, including (but not limited to) stamp duty, any other taxes and all legal fees, shall be borne by the parties respectively.

Article VI. Continuity and non-waiver

6.1

The Equity Pledge created hereunder is a continuing guarantee, the validity of which shall continue until such time as the Contractual Obligations have been fully performed or the Secured Obligations have been fully discharged. No waiver or forbearance by the Pledgor from any default by the Pledgor or any delay by the Pledgor in exercising any of its rights under the Transaction Agreement and this Agreement shall affect the Pledgor’s right under this

Agreement and the relevant PRC laws and the Transaction Agreement to require the Pledgor to strictly execute the Transaction Agreement and this Agreement at any time thereafter or the Pledgor’s rights as a result of the Pledgor’s subsequent breach of the Transaction Agreement and/or this Agreement.

Article VII. Declaration and Warranty of the Pledgor

The Pledgor represents and warrants to the Pledgor as follows:

7.1	The Grantor is fully competent and has the legal right and capacity to enter into this Agreement and to assume legal obligations under this Agreement.
7.2

All reports, documents and information furnished by the Pledgor to the Pledgor prior to the effective date of this Agreement relating to the Pledgor’s and all matters required by this Agreement are true and correct in all material respects at the time of the effective date of this Agreement.

7.3

All reports, documents and information furnished by the Pledgor to the Pledgor after the effective date of this Agreement relating to the Pledgor and to all matters required by this Agreement are true and valid in all material respects at the time of such furnishing.

7.4

At the time this Agreement becomes effective, the Pledgor is the sole legal owner of the Pledged Equity Interests and there are no existing disputes regarding the ownership of the Pledged Equity Interests. The Pledgor shall have the right to dispose of the Pledged Equity Interests and any part thereof.

7.5

Except for the security interest created in the Pledged Equity Interests as a result of this Agreement and the rights created under the Transaction Agreements, there are no other security interests or third-party interests and any other restrictions on the Pledged Equity Interests.

7.6

The Pledged Equity Interests are legally transferable and assignable, and the Pledgor has the full right and power to pledge the Pledged Equity Interests to the Pledgor in accordance with the provisions of this Agreement.

7.7	This Agreement, duly executed by the Pledgor, constitutes a legal, valid and binding obligation on the Pledgor.
7.8

Any consent, permission, waiver, authorization of any third party or approval, license, waiver or exemption of any governmental agency or registration or filing with any governmental agency (if required by law) required to be obtained in connection with the execution and performance of this Agreement and the Equity Pledge hereunder has been obtained or processed and will be in full force and effect during the term of this Agreement.

7.9	The execution and performance of this Agreement by the Pledgor is not inconsistent with or in conflict with all applicable laws, any agreement to which it is a party or by which its assets are bound, any court judgment, the decision of any arbitration authority, or the decision of any administrative authority.

7.10	The pledge hereunder constitutes a first order security interest in the Pledged Equity Interests.
7.11	All taxes and fees payable in connection with the acquisition of the pledged equity have been paid in full by the pledgee.
7.12

There is no action, proceeding or claim pending or, to the knowledge of the Pledgor, threatened against the Pledgor, or its property, or the Pledged Equity Interests, in any court or arbitral tribunal and there is no action, proceeding or claim pending or, to the knowledge of the Pledgor, threatened against the Pledgor, or its property, or the Pledged Equity Interests, before any governmental agency or administrative authority that would materially or adversely affect the Pledgor’s financial condition or its ability to perform its obligations and liabilities under the Pledged Equity Interests hereunder.

7.13

The Grantor hereby warrants to the Pledgor that the foregoing representations and warranties will be true and correct and will be fully complied with at all times and under all circumstances until the Contractual Obligations have been fully performed or the Secured Obligations have been fully discharged.

7.14

The Pledgor, if it receives any dividends, bonuses, dividends and other income from the Company during the term of this Contract, agrees to immediately and unconditionally gift such dividends, bonuses, dividends to the Pledgor or to such entity/person as the Pledgor may designate.

7.15

In the event that the Company is required to be dissolved or liquidated in accordance with the mandatory provisions of the applicable laws, any benefits distributed by the Pledgor from the Company in accordance with the law after the Company has completed the dissolution or liquidation procedures in accordance with the law shall be granted to the Pledgor or the entity/individual designated by the Pledgor, provided that it does not violate the laws of the PRC.

Article VIII. Representations and warranties of the Company

The Company represents and warrants to the pledgee as follows:

8.1

The Company is a limited liability company duly registered and legally subsisting under the laws of the PRC with independent legal personality; it has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a party to the litigation.

8.2

All reports, documents and information provided by the Company to the Pledgor prior to the effective date of this Agreement and relating to the Pledged Equity Interests and all matters required by this Agreement are true and correct in all material respects as of the effective date of this Agreement.

8.3

All reports, documents and information furnished by the Company to the Pledgor after the Effective Date of this Agreement relating to the Pledged Equity Interests and all matters required by this Agreement are true and valid in all material respects at the time of such furnishing.

8.4	This Agreement, duly executed by the Company, constitutes a legal, valid and binding obligation on the Company.
8.5

It has full power and authority within the Company to enter into and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated by this Agreement, and it has full power and authority to consummate the transactions contemplated by this Agreement.

8.6

There are no actions, proceedings or petitions pending or, to the knowledge of the Company, threatened in any court or arbitral tribunal against the Pledged Equity Interests, the Company or its assets, there are also no actions, proceedings or petitions pending or, to the knowledge of the Company, threatened against the Pledged Equity Interests, the Company or its assets before any governmental agency or administrative authority that would materially or adversely affect the Company’s economic condition or the ability of the Pledgor to perform its obligations and liabilities under this Agreement.

8.7	The Company hereby agrees to be jointly and severally liable to the Pledgor for the representations and warranties made by the Pledgor under Sections 7.4, 7.5, 7.6, 7.8 and 7.10 of this Agreement.
8.8

The Company hereby warrants to the Pledgor that the foregoing representations and warranties will be true and correct and will be fully complied with at all times and under all circumstances until the contractual obligations have been fully performed or the secured obligation has been fully discharged.

8.9

In the event that the Company is required to be dissolved or liquidated in accordance with the mandatory provisions of the PRC laws, the assets of the Company shall be sold to the Pledgor or an eligible entity/individual designated by the Pledgor at the lowest price permitted by the PRC laws at that time, subject to compliance with the PRC laws.

Article IX. Undertaking of the pledgee

The Grantor hereby promises the Pledgor the following:

9.1

The Pledgor shall not create or permit the creation of any new pledge or any other security interest over the Pledged Equity Interests without the prior written consent of the Pledgee, and any pledge or any other security interest created over the whole or any part of the Pledged Equity Interests without the prior written consent of the Pledgee shall be null and void.

9.2

The pledgee may not transfer the pledged equity without prior written notice to and prior written consent of the pledgee, and all proposed transfers of the pledged equity by the pledgee shall be null and void. The proceeds of the transfer of the pledged shares by the pledgor shall first be used to settle the secured obligation in advance to the pledgor or be deposited with a third party as agreed with the pledgor.

9.3

In the event of any legal action, arbitration or other request which may adversely affect the interests of the Pledgor or the Pledgor under the Transaction Agreement and this Agreement or the Pledged Equity Interests, the Pledgor warrants that it will notify the Pledgor in writing as soon as possible and in a timely manner and, at the Pledgor’s reasonable request, will take all necessary measures to ensure the Pledgor’s interest in the Pledged Equity Interests pledged.

9.4

The Pledgor shall not perform or permit any act or action that may adversely affect the Pledgor’s interests under the Transaction Agreement and this Agreement or the Pledged Equity Interests. The Pledgor waives the Pledgor’s right of first refusal to realize the Pledge Right.

9.5

The Pledgor undertakes to take all necessary measures and execute all necessary documents (including, without limitation, the Supplemental Agreements to this Agreement) as reasonably requested by the Pledgor to ensure the Pledgor’s pledge interest in the Pledged Equity Interests and the exercise and realization of such rights.

9.6	In the event of any transfer of the Pledged Equity Interests as a result of the exercise of the Pledge Right hereunder, the Pledgor undertakes to take all measures to effect such transfer.
9.7

The Pledgor shall ensure that the procedures for convening the meeting of the shareholders and the board of directors of the Company for the purpose of signing this Agreement, creating the pledge right and exercising the pledge right, as well as the manner and content of voting at the meeting, do not violate the laws, administrative regulations or the Articles of Association of the Company.

9.8	The Pledgor shall not be entitled to assign any of its rights and obligations under this Agreement except with the prior consent of the Pledgor.

Article X. Commitment of the Company

10.1

In the event that the consent, permission, waiver, authorization of any third party or the approval, license, waiver or registration or filing with any governmental agency (if required by law) is required for the execution and performance of this Agreement and the Equity Pledge hereunder, the Company will use its best efforts to assist in obtaining and keeping it in full force and effect during the term of this Agreement.

10.2	The Company will not assist or permit the Pledgor to create any new pledge or any other security interest over the Pledged Equity Interests without the prior written consent of the Pledgee.
10.3	The Company will not assist or allow the pledgee to transfer the pledged equity without the prior written consent of the pledgee.
10.4

In the event of any legal action, arbitration or other request which may adversely affect the interests of the Company, the Pledged Equity Interests or the Pledgee under the Transaction Agreements and this Agreement, the Company warrants that it will notify the Pledgee as soon as practicable and in a timely manner in writing, and at the reasonable request of the Pledgee, will take all necessary measures to secure the Pledgee’s interest in the Pledged Equity Interests in the Pledged Equity Interests.

10.5	The Company shall not perform or permit any act or action that may adversely affect the Pledgor’s interests under the Transaction Agreement and this Agreement or the Pledged Equity Interests.
10.6

The Grantor will provide the Pledgor with the Company’s financial statements for the preceding calendar quarter, including (but not limited to) a balance sheet, an income statement and a cash flow statement, within the first month of each calendar quarter.

10.7

The Company undertakes to take all necessary measures and execute all necessary documents (including but not limited to the Supplemental Agreements to this Agreement) as reasonably requested by the Pledgor to ensure the Pledgor’s pledge interest in the Pledged Equity Interests and the exercise and realization of such rights.

10.8	In the event of any transfer of the Pledged Equity Interests as a result of the exercise of the Pledge Right hereunder, the Company undertakes to take all steps to effect such transfer.

Article XI. Changes of circumstances

11.1

As a supplement to, and not inconsistent with, the Transaction Agreement and the other provisions of this Agreement, if at any time, as a result of the promulgation or change of any PRC laws, rules or regulations, or as a result of a change in the interpretation or application of such laws, rules or regulations, or as a result of a change in the relevant registration procedures, the Pledgor believes that it becomes unlawful to maintain this Agreement in force and/or to dispose of the Pledged Equity Interests in a manner as provided for herein or in a manner that is inconsistent with such laws, rules or regulations, the Pledgor and the Company shall immediately, upon the written instructions of the Pledgor and upon the reasonable request of the Pledgor, take any action, and/or execute any agreement or other document, that：

(1)Keep this agreement in force;

(2)Facilitate the disposition of the Pledged Equity Interests in the manner set forth herein; and/or

(3)Maintenance or realization of the guarantees created or intended to be created by this Agreement.

Article XII. Obligation of confidentiality

12.1

Regardless of whether or not this Agreement has been terminated, each party shall maintain in strict confidence all trade secrets, proprietary information, customer information and all other information of a confidential nature (hereinafter collectively referred to as “Confidential Information”) relating to the other party that comes to its knowledge in the course of the formation and performance of this Agreement. Except with the prior written consent of the party disclosing the Confidential Information or when disclosure to a third party is required by relevant laws and regulations or the requirements of the place where a party’s Affiliate is listed, the party receiving the Confidential Information shall not disclose any of the Confidential Information to any other third party; and the party receiving the Confidential Information shall not use, or indirectly utilize, any of the Confidential Information, except for the purpose of the performance of this Agreement.

12.2	The following information is not confidential:

(a) Any information of which there is documentary evidence that the party receiving the information has previously become aware by lawful means;

(b) Information that enters the public domain through no fault of the party receiving it;

(c) Information lawfully obtained by the receiving party from other sources after the receipt of the information; or

(d) Either party is obliged to disclose to the relevant governmental authorities, stock exchanges, etc., as required by law or the Listing Rules, or either party is required to disclose the above confidential information to its direct legal advisers and financial advisers as necessary for the normal operation of its business.

12.3

The party receiving the information may disclose the Confidential Information to its relevant employees, agents or professionals retained by it, provided that the party receiving the information shall ensure that such persons comply with the relevant terms and conditions of this Agreement and shall assume any liability arising from any breach by such persons of the relevant terms and conditions of this Agreement.

12.4	Notwithstanding any other provision of this Agreement, the effect of the provisions of this Section shall not be affected by the termination of this Agreement.

Article XIII. Entry into force and duration of this Agreement

13.1	This Agreement shall enter into force on the date on which it is duly signed by the parties.
13.2	The term of this Agreement will be until the contractual obligations have been fully performed or the secured obligation has been fully discharged.

Article XIV. Notification

14.1	Any notices, requests, demands and other communications required by or made pursuant to this Agreement shall be in writing and shall be delivered to the appropriate party.
14.2

Such notice or other communication shall be deemed to have been served when sent by facsimile or telex; when delivered in person, it shall be deemed to have been served when delivered in person; and when sent by mail, it shall be deemed to have been served five (5) days after posting.

Article XV. Other matters

15.1

The Pledgor and the Company agree that the Pledgor’s rights and/or obligations hereunder may be assigned to any third party upon notice by the Pledgor to the Pledgor and the Company; However, the Pledgor or the Company may not assign its rights, obligations or liabilities under this Agreement to any third party without the prior written consent of the Pledgor. The successors or permitted assigns, if any, of the Pledgor and the Company shall continue to perform the respective obligations of the Pledgor and the Company under this Agreement.

15.2

The amount of the Secured Obligations as determined by the Pledgor in its sole discretion in exercising its right to pledge the Pledged Equity Interests in accordance with the provisions of this Agreement shall be conclusive evidence of the Secured Obligations under this Agreement.

15.3	This Agreement is made in the Chinese language in three (3) original copies, one (1) for each party to this Agreement.
15.4	The conclusion, entry into force, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China.
15.5

Any dispute arising under and in connection with this Agreement shall be resolved by consultation between the parties, and if the parties are unable to reach an agreement within thirty (30) days after the dispute has arisen, any one of the parties may submit the dispute to the Shenzhen International Arbitration Institute for arbitration in accordance with its arbitration rules in force at the time. The place of arbitration shall be Shenzhen and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the parties hereto.

15.6

Any rights, powers and remedies conferred on the parties by any provision of this Agreement shall not be exclusive of any other rights, powers or remedies to which such party may be entitled by virtue of the provisions of the Law and elsewhere hereunder, and the exercise by a party of its rights, powers and remedies shall not be exclusive of the exercise by such party of other rights, powers and remedies to which it is entitled.

15.7

No waiver of any of a party’s rights, powers and remedies under this Agreement or at law (“such rights”) will result from any failure or delay in exercising such rights, and no waiver of any single or partial waiver of such party’s rights will preclude such party from exercising such rights in any other manner and from exercising any other rights of such party.

15.8	The headings of the sections of this Agreement are for indexing purposes only and in no event shall such headings be used in or affect the interpretation of the provisions of this Agreement.
15.9

Each provision of this Agreement is severable and independent of each other provision, and if at any time any one or more provisions of this Agreement shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.

15.10

Any amendment or supplement to this Agreement must be in writing and, except for the assignment by the Pledgor of its rights hereunder pursuant to Section 15.1, shall not be effective until properly executed by the parties hereto.

15.11	This Agreement shall be binding upon the legal successors of the parties.

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[Equity Pledge Agreement Signature Page]

IN WITNESS WHEREOF, this Equity Pledge Agreement has been executed by the parties hereto as of the date and place first set forth herein.

Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：

Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature：	/s/ Erqiang Duan
Name：	Erqiang Duan
Title：

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：